EXHIBIT 99.1

Two River Bancorp to Redeem 50% of Its Outstanding SBLF Preferred Stock

Company Will Redeem $6 Million of Its SBLF Preferred Stock and Intends to Redeem Remainder Prior to February 2016

TINTON FALLS, N.J., Dec. 12, 2014 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB), (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced that it received regulatory approval to redeem $6.0 million (6,000 shares) of preferred stock issued pursuant to the United States Department of Treasury ("Treasury") under the Small Business Lending Fund Program (the "SBLF"). SBLF is a voluntary program intended to encourage small-business lending by providing capital to qualified community banks at favorable rates.

The shares will be redeemed at their liquidation value of $1,000 per share plus accrued dividends through December 14, 2014.

Background on the Company and SBLF

On August 11, 2011, the Company received $12.0 million of preferred stock under SBLF, which provided Tier 1 capital to community banks with assets of $10 billion or less. The terms of this capital contained incentives for making small business loans.  In exchange for $12 million, the Company issued to Treasury 12,000 shares of Non-Cumulative Perpetual Preferred Stock, Series C, having a $1,000 liquidation preference per share ("SBLF Stock").

The partial redemption was approved by the Company's primary federal regulator and will be funded with the Company's surplus capital. With this payment, the Company will redeem 50% of the total amount outstanding, and will continue to have outstanding $6.0 million (6,000 shares) of SBLF Stock.

The funds from SBLF allowed the Company to redeem its preferred stock previously issued pursuant to Treasury's TARP Capital Purchase Program and has provided capital and funding to increase Two River's level of small business loans. Since July 1, 2013, the dividend rate on the SBLF Stock has been 1.00% and will remain fixed at 1.00% until February 2016, when it will increase to 9.00%.

The Company intends to redeem the remainder of the SBLF stock in advance of the dividend rate increase in 2016.

Management Commentary

William D. Moss, President and CEO, stated, "We continue to deliver on our long-term capital management strategy of exiting SBLF in a deliberate and timely manner. We will repay 50% of the total with no dilution to our current shareholder base and without any detriment to our growth plans. Our improving asset quality and earnings have provided us the flexibility to continue to meet our small business loan needs while beginning to execute on our objective of redeeming our SBLF capital as time and conditions allow.  We believe that exiting the SBLF program in this manner is an indication of our strong financial condition and reflects our commitment to increasing shareholder value."

About the Company

Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank currently operates 15 branches and 3 Loan Production Offices throughout Monmouth, Middlesex, Union, and Ocean Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, market conditions and redemption of its SBLF Stock. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; changes in loan and investment prepayment assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; the inability to successfully implement new lines of business or new products and services; and the inability to receive regulatory approval to redeem its remaining SBLF Stock. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2013. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

CONTACT: Investor Contact:
         Adam Prior, Senior Vice President
         The Equity Group Inc.
         Phone: (212) 836-9606
         E-mail: aprior@equityny.com